EXHIBIT 21

SUBSIDIARIES OF INSTITUTIONAL FINANCIAL MARKETS, INC.

Name of U.S. Subsidiary	State of Incorporation or Organization
Alesco Capital Trust I	Delaware
Alesco Holdings, Ltd.	Cayman
Alesco Preferred Funding X	Cayman
Alesco Preferred Funding XI	Cayman
Alesco Preferred Funding XII	Cayman
Alesco Preferred Funding XIII	Cayman
Alesco Preferred Funding XIV	Cayman
Alesco Preferred Funding XV	Cayman
Alesco Preferred Funding XVI	Cayman
Alesco Preferred Funding XVII	Cayman
Barbuda Palmetto Point Development, LLC	Delaware
C&C Barbuda Holdings, LLC	Delaware
CIRA ECM Funding, LLC	Delaware
CIRA ECM, LLC	Delaware
Cohen & Compagnie	France
Cohen & Company Capital Markets, LLC	Delaware
Cohen & Company Capital Solutions, LLP	United Kingdom
Cohen & Company Financial Management, LLC	Delaware
Cohen & Company Management, LLC	Delaware
Cohen & Company Securities, LLC	Delaware
Cohen Asia Investments Ltd.	Cayman
Cohen Legacy, LLC	Delaware
Cohen Principal Investing, LLC	Delaware
Cohen Securities Funding LLC	Delaware
Dekania Capital Management LLC	Delaware
Dekania Investors, LLC	Delaware
Emporia Preferred Funding II, Ltd.	Cayman
EuroDekania, Limited	Guernsey
EuroDekania Management Limited	United Kingdom
EuroDekania Operating Company, LLC	Delaware
IFMI, LLC	Delaware
JVB Financial Group, L.L.C.	Florida
JVB Financial Holdings, L.L.C.	Florida
JVB Financial, Inc.	Florida
Muni Funding Company of America, LLC	Delaware
Star Asia Finance, LLC	Delaware
Star Asia Finance LTD	Guernsey
Star Asia Management Japan Ltd	Cayman
Star Asia Management Ltd.	Cayman
Star Asia SPV, LLC	Delaware
Strategos Capital Management, LLC	Delaware
Strategos Deep Value Credit GP, LLC	Delaware
Strategos Deep Value Credit II GP, LLC	Delaware
Strategos Deep Value Mortgage (Offshore) Fund, LP	Delaware
Strategos Deep Value Mortgage Fund, LP	Cayman
Strategos Relative Value I GP, LLC	Delaware
Sunset Financial Statutory Trust I	Delaware
Sunset Holdings, Ltd	Cayman